                                                      Rule 424(b)(5)
                                                      Registration No. 333-59997


PROSPECTUS SUPPLEMENT
---------------------
(To prospectus supplement dated November 17, 1998 and prospectus dated July 30,
1998)


                                 $100,000,000

                           MERRILL LYNCH & CO., INC.

                      6 7/8% NOTES DUE NOVEMBER 15, 2018

                                 -------------

        This prospectus supplement relates to the offering of $100,000,000 aggregate principal amount of 6 7/8% notes due November 15, 2018 (the "6 7/8% notes offered hereby") which are in addition to the $1,000,000,000 aggregate principal amount of such notes (the "outstanding 6 7/8% notes") which were offered by the attached prospectus supplement, dated November 17, 1998, and prospectus, dated July 30, 1998. Upon issuance, the 6 7/8% notes offered hereby will, together with the outstanding 6 7/8% notes, constitute a single series of notes designated as the Company's 6 7/8% Notes due November 15, 2018. Upon issuance of the 6 7/8% notes offered hereby, the aggregate principal amount of such series will thereby be increased to $1,100,000,000.

        The 6 7/8% notes offered hereby will be sold on the same terms, except as set forth below, and subject to the same conditions as were the outstanding 6 7/8% notes, for delivery on or about December 14, 1998. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed, subject to the terms of the Underwriting Agreement referred to in the accompanying prospectus supplement and to a Terms Agreement dated as of December 7, 1998, to purchase from the Company all of the 6 7/8% notes offered hereby. The 6 7/8% notes offered hereby will be offered at a "Public Offering Price" equal to 101.829% of its principal amount (or $101,829,000), plus accrued interest from November 24, 1998. The "Proceeds to the Company" for the sale of the 6 7/8% notes offered hereby will be equal to 100.954% of its principal amount (or $100,954,000), plus accrued interest from November 24, 1998. The "Underwriting Discount" related to the offering of the 6 7/8% notes offered hereby will be identical to such discount as is stated in the attached prospectus supplement.




                                ---------------

                              MERRILL LYNCH & CO.

                                ---------------


          The date of this prospectus supplement is December 7, 1998.